Exhibit 10.1

ASSET PURCHASE AGREEMENT

AMONG

LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS INC.

LB 745 LLC

AND

BARCLAYS CAPITAL INC.

Dated as of September 16, 2008

i

ii

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of September 16, 2008 (this “Agreement”), among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (“LBHI”), LEHMAN BROTHERS INC., a Delaware corporation (“LBI” and, together with LBHI, the “Seller”), LB 745 LLC, a Delaware limited liability company (“745”), and BARCLAYS CAPITAL INC., a Connecticut corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, LBHI is a debtor-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York (Manhattan) (the “Bankruptcy Court”) (Case No. [08-13555]) (the “Bankruptcy Case”);

WHEREAS, the Seller and its Subsidiaries presently conduct the Business;

WHEREAS, Seller and 745 desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Seller and 745, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, an Affiliate of Purchaser has agreed to provide to LBHI a debtor-in-possession facility (the “DIP Facility”) and has agreed to provide to LBI certain other financing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms

“controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Breakup Fee and Competing Bid Order” means an order of the Bankruptcy Court in the form attached as Exhibit A hereto.

“Business” means the U.S. and Canadian investment banking and capital markets businesses of Seller including the fixed income and equities cash trading, brokerage, dealing, trading and advisory businesses, investment banking operations and LBI’s business as a futures commission merchant.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, lease or other agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to or necessary for the conduct of the Business and the Purchased Assets in each case whether or not in electronic form.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall mean the following assets, properties, interests and rights of Seller and its Subsidiaries:

(a)                                  the shares of capital stock, limited liability company membership, general and limited partnership, and other equity interests, of Seller and its Subsidiaries (other than (i) the capital stock of Townsend Analytics and (ii) the capital stock or other equity interests of any other Subsidiary that Seller and Purchaser may agree prior to the entry of the Sale Order shall be a Purchased Asset);

(b)                                 all cash, cash equivalents, bank deposits or similar cash items of LBI and its Subsidiaries (the “Retained Cash”) other than $1.3 billion in cash, cash equivalents, bank deposits or similar cash items;

(c)                                  all intercompany receivables;

(d)                                 the Excluded Contracts, including any accounts receivable to the extent arising out of any Excluded Contract;

(e)                                  any Intellectual Property Rights that do not constitute Purchased Intellectual Property;

(f)                                    any (i) confidential personnel and medical records pertaining to any Excluded Employee; (ii) other books and records that LBI is required by Law to retain, including, but not limited to, books and records required to be retained by Rules 17a-3 and 17a-4 of the Exchange Act with respect to the Purchased Assets or that LBHI reasonably determines are necessary to retain including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (iv) minute books, stock ledgers and stock certificates of Subsidiaries..

(g)                                 any claim, right or interest of LBHI or any of its Subsidiaries in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date;

(h)                                 all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller or any of its Subsidiaries other than customer account insurance supplemental to SIPC coverage included in the Business;

(i)                                     any rights, claims or causes of action of Seller or any of its Subsidiaries against third parties relating to assets, properties, business or operations of Seller or any of its Subsidiaries (other than those primarily related to Purchased Assets) arising out of events occurring on or prior to the Closing Date;

(j)                                     commercial real estate investments (including commercial loans, equity investments in such commercial real estate and other commercial real estate assets and all Archstone debt and equity positions), private equity investments and hedge fund investments;

(k)                                  50% of each position in residential real estate mortgage securities;

(l)                                     assets related to the soliciting, placing, clearing and executing of buy and sell orders for derivatives contracts by Lehman Brothers Derivative Products Inc. and all activities related or ancillary thereto;

(m)                               all artwork owned by Seller and its Subsidiaries;

(n)                                 all assets primarily related to the IMD Business and derivatives contracts;

(o)                                 any assets set aside, segregated, or otherwise specifically identified as being held for the purpose of satisfying Excluded Liabilities referred to in Section 2.4(e);

(p)                                 all real property leases of Seller and its Subsidiaries, and all rights and obligations appurtenant thereto, as set forth on Schedule 1.1(a), other than the Transferred Real Property Leases; and

(q)                                 Lehman Commercial Paper, Inc. and any assets thereof.

“Excluded Contracts” means all of the Contracts of Seller and its Subsidiaries, other than the Purchased Contracts.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller and its Subsidiaries in the conduct of the Business, including all desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory, judicial or administrative, body thereof, or political subdivision thereof, whether foreign, federal, state, national, supranational or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any self-regulatory organization, including, but not limited to, the Financial Industry Regulatory Authority.

“Hardware” means any and all computer and computer-related hardware, networks and peripherals, including, but not limited to, information and communication systems, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IMD Business” means the investment management business of Seller and its Subsidiaries.

“Intellectual Property Rights”  means, collectively, all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to:  (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom and patents issuing thereon (collectively, “Patents”) and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, slogans, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof and all common law rights thereto (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and renewals and extensions thereof, and works of authorship, databases and mask work rights, and all moral rights (collectively, “Copyrights”), (iv) all Software, Technology, trade secrets and market and other data, and rights to limit the use or disclosure of any of the foregoing by any Person, and (v) all claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Intellectual Property Licenses” means (i) any grant to a third Person of any license, immunity, a covenant not to sue or otherwise any right to use or exploit, any of the Purchased Intellectual Property owned by Seller or any of its Subsidiaries, and (ii) any grant to Seller or its Subsidiaries of a license, immunity, a covenant not to sue or otherwise any right to use or exploit any Purchased Intellectual Property which is not owned by Seller or any of the Subsidiaries.

“Knowledge of Seller” means the knowledge after due inquiry, as of the date of this Agreement, of the senior officers and directors of Seller and its Subsidiaries.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings or investigations by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

 “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through September 14, 2008 consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Exceptions” means all (i) defects, exceptions, restrictions, easements, rights of way and encumbrances of record, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated; (v) title of a lessor under a capital or operating lease; (vi) Liens arising under the DIP Facility; and (vii) the terms and provisions of the ground lease and related documents affecting the property located at 745 Seventh Avenue, New York, NY (the “745 Seventh Ground Lease”).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Assets” means all of the assets of Seller and its Subsidiaries used in connection with the Business (excluding the Excluded Assets), including;

(a)                                  the Retained Cash;

(b)                                 all deposits (including customer deposits, security deposits for rent, electricity, telephone or otherwise and required capital deposits) and prepaid charges and expenses of Seller and its Subsidiaries associated with the Business, other than any deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

(c)                                  the Transferred Real Property Leases, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(d)                                 government securities, commercial paper, corporate debt, corporate equity, exchange traded derivatives and collateralized short-term agreements with a book value as of the date hereof of approximately $70 billion (collectively, “Long Positions”);

(e)                                  50% of each position in the residential real estate mortgage securities;

(f)                                    the Furniture and Equipment;

(g)                                 the Purchased Intellectual Property and all income, royalties, damages and payments due or payable at the Closing or thereafter relating to the Purchased Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover damages for past or future infringements or misappropriations thereof and the right to fully and entirely stand in the place of Seller in all matters related thereto;

(h)                                 the Purchased Contracts;

(i)                                     all Documents that are used in, held for use in or intended to be used in, or that arise in connection with, or are necessary to carry on or are related to the operation of the Business, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), account agreements, books and records required to be maintained in connection with the Business under applicable Law, compliance manuals, supervisory policies and procedures, customer lists, supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in clause (d) above, but excluding (i) personnel files for Excluded Employees of Seller or its Subsidiaries who are not Transferred Employees, (ii) such files as may be required under applicable Law regarding privacy, (iii) Documents which Seller is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party, and (iv) any Documents primarily related toany Excluded Assets;

(j)                                     all Permits used by Seller in the Business to the extent assignable under applicable Law;

(k)                                  all supplies owned by Seller and used in connection with the Business;

(l)                                     all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees, contractors and agents of Seller or its Subsidiaries or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(m)                               rights to “Lehman” indices and analytics that support the indices and all other indices and analytics used in the Business;

(n)                                 general trading tools supporting the Business;

(o)                                 the stock of  Townsend Analytics and the stock, equity interests or assets of any other Subsidiary of LBI that the Seller and Purchaser may mutually agree on prior of the entry of the Sale Order and of which a notice has been provided to any statutory committee;

(p)                                 the equity interests or assets (at the election of Purchaser in its sole discretion prior to the entry of the Sale Order) of Eagle Energy Management LLC;

(q)                                 all past and present goodwill and other intangible assets associated with or symbolized by the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property;

(r)                                    Mercantile Exchange license agreements with respect to 335 South LaSalle Street, Chicago, IL and 400 South LaSalle Street, Chicago, IL; and

(s)                                  any insurance proceeds from the occurrence after the date hereof and prior to Closing, of any casualty or event loss with respect to any Transferred Real Property Leases or any properties subject thereto.

“Purchased Contracts” means all Contracts designated as Purchased Contracts pursuant to Section 2.5.

“Purchased Intellectual Property” means the Purchased Marks and all other Intellectual Property Rights, Software and Technology throughout the world that are used in, related to, or otherwise necessary for the Business, including all Intellectual Property Rights embodied in or arising from the Purchased Assets.

“Purchased Marks” means the Mark “LEHMAN” and “LEHMAN BROTHERS” throughout the world, all other Marks throughout the world containing or incorporating the name “LEHMAN,” the Internet domain name www.lehman.com, all other Internet domain names containing or incorporating any Purchased Marks, and any other Mark throughout the world that is used in, related to, or otherwise necessary for the Business; in each case, together with all of the goodwill associated therewith and all registrations and applications for the foregoing and all common law rights thereto.

“Sale Motion” means the motion or motions of Seller, in form and substance reasonably acceptable to Purchaser and Seller, seeking approval and entry of the Breakup Fee and Competing Bid Order and Sale Order.

“Sale Order” shall be an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and Seller approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Seller to consummate the transactions contemplated hereby.  Without limiting the generality of the foregoing, such order shall find and provide, among other things, that (i) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens (other than Liens created by Purchaser and Permitted Exceptions) and claims, such Liens and claims to attach to the Purchase Price; (ii) Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 13.3 hereof; and (v) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Seller or any chapter 7 or chapter 11 trustee of Seller.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all software-related specifications documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by Seller.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, business and marketing information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, non-public or confidential information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transferred Real Property Leases” means the leases listed on Schedule 1.1(b)  attached hereto and any rights and obligations appurtenant thereto.

1.2                                 Other Definitional and Interpretive Matters

(a)                                  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                                 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Purchaser shall purchase, acquire and accept from the Seller and 745, and Seller and 745 shall sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Purchaser, all of Seller’s and its applicable Subsidiaries’ right, title and interest in, to and under the Purchased Assets free and clear of all Liens pursuant to Section 363(f) of the Bankruptcy Code.

2.2                                 Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller (directly and indirectly) shall retain all right, title and interest to, in and under the Excluded Assets.

2.3                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following  Liabilities of Seller and its Subsidiaries (collectively, the “Assumed Liabilities”):

(a)                                  all Liabilities of Seller incurred, after the Closing, in connection with the Business;

(b)                                 all Liabilities of Seller under the Purchased Contracts arising after, with respect to each entity comprising Seller, the date on which such entity commenced a voluntary case or cases under Chapter 11 or Chapter 7, as the case may be, of the Bankruptcy Code;

(c)                                  all Liabilities assumed under Article IX;

(d)                                 accounts payable incurred in the Ordinary Course of Business of Seller after, with respect to each entity comprising Seller, the date on which such entity commenced a voluntary case or cases under Chapter 11 or Chapter 7, as the case may be, of the Bankruptcy Code, associated with the Business other than any accounts payable arising out of one in connection with any Excluded Contract (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable);

(e)                                  all Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(f)                                    all other Liabilities to the extent related to the Business, the Purchased Assets or the Transferred Employees arising after the Closing;

(g)                                 all Liabilities under Transferred Real Property Leases from the date of Closing forward;

(h)                                 all Liabilities relating to amounts required to be paid by Purchaser hereunder; and

(i)                                     all short positions and “repos” relating to any securities or interests of the types included in the definition of “Long Positions” with a book value as of the date hereof of approximately $69 billion (collectively, “Short Positions” and, together with the Long Positions, “Positions”).

2.4                                 Excluded Liabilities.  Notwithstanding anything herein to the contrary, Purchaser will not assume or be liable for any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Seller and its Subsidiaries to the extent they do not arise out of the Business and the following Liabilities:

(a)                                  all Liabilities arising out of Excluded Assets, including Contracts that are not Purchased Contracts;

(b)                                 except as otherwise provided in Article XII, all Liabilities for Taxes of Seller for any Tax periods (or portions thereof) ending on or before the Closing Date;

(c)                                  except as otherwise provided in this Agreement and other than any cure amounts that Purchaser is required to pay pursuant to Section 2.5, Liabilities incurred in the Ordinary Course of Business existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case (the “Compromised Liabilities”);

(d)                                 except as expressly assumed pursuant to Article IX hereof, any Liabilities relating to the employment, potential employment or termination of employment of any Person relating to or arising out of any period prior to the Closing, including without limitation any Liability under or relating to any employee benefit plan, program, agreement or arrangement, including in respect of equity compensation plans and tax-qualified or not tax-qualified pension or saving plans as to which the parties agree there shall be no transfer to or assumption of Liabilities by the Purchaser;

(e)                                  all Liabilities relating to amounts required to be paid by Seller, hereunder, including upon any breach;

(f)                                    all Liabilities under Excluded Real Property Leases and Transferred Real Property Leases other than Liabilities under Transferred Real Property Leases from the date of Closing forward; and

(g)                                 all intercompany payables.

2.5                                 Cure Amounts. For a period of 60 days after the Closing, the Purchaser shall have the right upon notice to Seller to designate any contract related to the assets purchased from the Seller by Purchaser or its Affiliates (the “Related Contracts”) as either (1) a Purchased Contract or (2) a Contract not designated as a Purchase Contract (a “Rejected Contract”).  Until a Related Contract is so designated, Buyer shall be obligated to pay or cause to be paid ordinary course amounts due under such contracts in accordance with the terms thereof.  If a Related Contract is designated as a Purchased Contract, such Purchased Contract shall be assigned to the Purchaser and upon such assignment Purchaser shall be obligated to pay or cause to be paid the cure amount in respect of such Purchased Contract.  If a Related Contract is designated as a Rejected Contract, Purchaser shall have no further obligations in respect thereof.  In the event of any dispute relating to such cure amount, Purchaser shall escrow such funds in a manner satisfactory to the court. This Section will not apply to real property leases.

2.6                                 Further Conveyances and Assumptions.

(a)                                  From time to time following the Closing, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b)                                 From time to time following the Closing, without further consideration, Seller and Purchaser shall, and shall cause their respective Affiliates to, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further conveyances, deeds, assignments, notices, assumptions, releases, acquaintances, powers of attorney and assurances (including any notarization, authentication, legalization and consularization of the signatures of Seller’s and its Subsidiaries’ representatives), and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents, and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)                                  If any third-party consent is required for the assignment of any Intellectual Property Licenses to Purchaser and such consent cannot be obtained, then, to the extent permitted by Applicable Law, Seller shall sublicense whatever rights they are permitted to sublicense under the respective Intellectual Property Licenses, provided such sublicense is at no cost to Seller.  If, however, Seller is permitted to sublicense only at a one time, fixed payment or an ongoing fee, Seller shall notify Purchaser thereof and, only if Purchaser agreed in writing to be responsible to such payment or fee, as applicable, Seller shall sublicense whatever rights it is permitted to sublicense under the respective Intellectual Property Licenses, subject to the payment or fee being paid by Purchaser.

2.7                                 Bulk Sales Laws.  Purchaser hereby waives compliance by Seller and its Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

ARTICLE III

CONSIDERATION

3.1                                 Consideration.  The aggregate consideration for the Purchased Assets shall be (a) the Cash Amount and (b) the assumption of the Assumed Liabilities by Purchaser.  The “Cash Amount” shall equal an amount in cash equal to the sum of (i) $250 million, (ii) the appraised value (as reasonably determined by an independent, recognized appraiser) of the Lehman headquarters at 745 Seventh Avenue in New York City less a reasonable market commission that would be paid assuming a sale of such property as of the Closing, (iii) the appraised value (as reasonably determined by an independent, recognized appraiser) of the Cranford New Jersey Data Center less a reasonable market commission that would be paid assuming a sale of such property as of the Closing, and (iv) the appraised value (as reasonably determined by an independent, recognized appraiser) of the Piscataway New Jersey Data Center less a reasonable market commission that would be paid assuming a sale of such property as of the Closing.  For illustrative purposes only, the parties note that as of the date hereof they expect that the Cash Amount will be approximately $1.7 billion (less the aforementioned assumed commissions).

3.2                                 Payment of  Cash Amount.  On the Closing Date, Purchaser shall pay the Cash Amount to Seller, which shall be paid by wire transfer of immediately available funds into an account designated by Seller.

3.3                                 Adjustment to Cash Amount.  Promptly following the first anniversary of the Closing Date, Purchaser shall determine with respect to each Position (long or short, including repos), that was part of the Purchased Assets and was sold on or prior to such first anniversary, the profit or loss realized from such sale (such profit or loss determined by reference to LBI’s mark (book value) for such Position as of the date hereof).  Purchaser shall provide reasonable supporting information to Seller with respect to such calculation of profit or loss.  If the aggregate amount of all such profits exceeds the aggregate amount of all such losses (a) by up to $500 million, Purchaser shall promptly pay Seller such net amount, or (b) by more than $500 million, Purchaser shall promptly pay Seller the sum of $500 million plus one-half of the excess of such net amount over $500 million (but in no event shall Purchaser pay Seller more than $750 million pursuant to this Section 3.3).  For purposes of this Section 3.3, the time value of money shall be disregarded and no interest shall be deemed earned.

ARTICLE IV

CLOSING AND TERMINATION

4.1                                 Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate in writing) at 10 a.m (New York time) on the day of, or at Purchaser’s election the Business Day following, the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”  Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (New York time) on the Closing Date.

4.2                                 Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)                                  a duly executed, reasonably customary bill of sale in the form of Exhibit A hereto;

(b)                                 duly executed, reasonably customary assignment and assumption agreements (including, with respect to the 745 Seventh ground lease, all assignments that were entered into in connection with Seller’s acquisition of such lease) and duly executed assignments of the U.S. and Canadian trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. and Canadian trademark office, and general assignments of all other Purchased Intellectual Property;

(c)                                  a certificate, duly executed by Seller, that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(d)                                 duly executed Seller Sublease and Purchaser Subleases; and

(e)                                  all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser or as Purchaser may reasonably request, including such instruments of conveyance and transfer in form and substance comparable to the instruments of conveyance and transfer exchanged in connection with Seller’s acquisition of the 745 Seventh Ground Lease.

4.3                                 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller:

(a)                                  the Purchase Price, in immediately available funds, as set forth in Section 3.2 hereof;

(b)                                 a duly executed, reasonably customary assignment and assumption agreement; and

(c)                                  duly executed Purchaser Subleases and Seller Sublease.

4.4                                 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                  by Purchaser or Seller, if the Closing shall not have occurred by the close of business on September 24, 2008 (the “Termination Date”);

(b)                                 by mutual written consent of Seller and Purchaser;

(c)                                  by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(d)                                 by Purchaser upon the entry of an order by the Bankruptcy Court authorizing a Competing Transaction; or

(e)                                  by Purchaser if the Breakup Fee and Competing Bid Order is not approved by the Bankruptcy Court in the form attached hereto as Exhibit A.

4.5                                 Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.  If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6                                 Effect of Termination.

(a)                                  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the parties set forth in Sections 4.6 and 8.6 and Article XIII hereof shall survive any such termination and shall be enforceable hereunder.

(b)                                 Nothing in this Section 4.6 shall relieve Purchaser or Seller of any liability for a material breach of this Agreement prior to the date of termination, The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

(c)                                  The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.6 shall relieve Purchaser or Seller of their obligations under the Confidentiality Agreement; provided, that upon the termination of this Agreement, the non-solicitation obligations of Purchaser and its Affiliates under the Confidentiality Agreement shall be of no further force and effect; provided further that upon the Closing, the non-solicitation obligation of Purchaser and its Affiliates under the Confidentiality Agreement with respect to non-U.S. employees of the broker-dealer and investment banking business shall be of no further force and effect.

(d)                                 In the event that Purchaser terminates this Agreement pursuant to Section 4.4(d), Sellers shall pay to Purchaser (i) the Break-Up Fee promptly upon such termination and (ii) the Expense Reimbursement as provided in the Breakup Fee and Competing Bid Order.

(e)                                  In the event that Purchaser or Seller terminates this Agreement pursuant to Section 4.4(a) and at any time after the date of this Agreement and prior to such termination a bona fide proposal for a Competing Transaction shall have been publicly disclosed or otherwise communicated to the Sellers and shall not have been irrevocably withdrawn, then if a Qualified Bid shall be consummated within twelve months after such termination Sellers shall pay to Purchaser (i) the Break-Up Fee and (ii) the Expense Reimbursement as provided in the Breakup Fee and Competing Bid Order on the date of such consummation.

(f)                                    The parties hereto acknowledge that the agreements contained in this Section 4.6 are an integral part of the transactions contemplated by this Agreement. The Sellers shall be jointly and severally liable for any amount due to Purchaser pursuant to this Section 4.6.  In the event that the Sellers shall fail to pay any amounts due pursuant to this Section 4.6, the Sellers shall reimburse Purchaser for all reasonable costs and expenses actually incurred or accrued by Purchaser (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 4.6.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1                                 Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a material adverse effect.

5.2                                 Authorization of Agreement.  Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Sale Order, and, with respect to Seller’s obligations under Section 4.4, the entry of the Breakup Fee and Competing Bid Order) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller or, as the case may be, its Subsidiary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                                 Conflicts; Consents of Third Parties.

(a)                                  None of the execution and delivery by Seller of this Agreement or by Seller and its Subsidiaries of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller or any Subsidiary; (ii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to Seller or any of the properties or assets of Seller as of the date hereof; other than, in the case of clause (ii), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller or any Subsidiary in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller or any Subsidiary with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller or any Subsidiary of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, (ii) the entry of the Sale Order, (iii) the entry of the Breakup Fee and Competing Bid Order with respect to Seller’s obligations under Section 4.6, (iv) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), foreign and state securities authorities, the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), National Futures Association (“NFA”) applicable securities, commodities and futures exchanges, the Financial Services Authority (“FSA”) and other industry self-regulatory organizations (“SRO”), (v) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities, and (vi) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not have a material adverse effect.

5.4                                 Title to Purchased Assets.  Other than the real property subject to the Transferred Real Property Leases, intellectual property licensed to Seller and the personal property subject to personal property leases, Seller owns (directly or indirectly) each of the Purchased Assets, and Purchaser will be vested with good and exclusive title to such Purchased Assets, free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.  The Purchased Assets, together with all of Seller’s agreements hereunder and under the Seller Documents, constitute all of the necessary assets and services used by Seller and its Affiliates to operate the Business as it is currently operated.

5.5                                 Compliance with Laws; Permits.

(a)                                  Seller and its Subsidiaries, and their respective personnel, are in compliance with all Laws applicable to their respective operations or assets or the Business, except where the failure to be in compliance would not have a material adverse effect.  Neither Seller nor any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws applicable to their respective operations or assets or the Business, except where such violation would not have a material adverse effect.

(b)                                 Seller and its Subsidiaries currently have all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not have a material adverse effect.  Neither Seller nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party required for the operation of the Business as presently conducted, except where such default or violation would not be material.

5.6                                 No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, its Subsidiaries, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates).  Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business.  The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a material adverse effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1                                 Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2                                 Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                                 Conflicts; Consents of Third Parties.

(a)                                  None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser, (ii)  any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound,  (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b)                                 No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to conduct the Business, except for compliance with the regulatory regimes referred to in Section 5.3(b) or as would not have a material adverse effect.

6.4                                 Financial Capability.  Purchaser (i) has, and at the Closing will have, sufficient internal funds) available to pay the Cash Amount and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.5                                 Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller set forth in Article V hereof (as modified by the Schedules hereto as supplemented or amended).  Purchaser further represents that neither Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any of its Subsidiaries, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Seller relating to the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby.  Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1                                 [Reserved]

7.2                                 Bankruptcy Court Filings.  As promptly as practicable following the execution of this Agreement, Seller shall file with the Bankruptcy Court the Sale Motion seeking entry of the Sale Order and the Breakup Fee and Competing Bid Order.  Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order and the Breakup Fee and Competing Bid Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.  Purchaser shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder.  In the event the entry of the Sale Order or the Breakup Fee and Competing Bid Order shall be appealed, Seller and Purchaser shall use their respective reasonable efforts to defend such appeal.

ARTICLE VIII

COVENANTS

8.1                                 Access to Information.  Seller agrees that, until the earlier of the Closing and termination of this Agreement, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller and its Subsidiaries to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller or any of its Subsidiaries is bound.

8.2                                 Conduct of the Business Pending the Closing.  In order to attempt to preserve the going concern value of the Business, Purchaser shall have the right to be on-site and shall coordinate and consult with representatives of Seller regarding the business, operations and management of the Business   In addition, until the earlier of the Closing and termination of this Agreement, except (1) as required by applicable Law, (2) as otherwise expressly contemplated by this Agreement, or (3) with the prior written consent of Purchaser:

(a)                                  Seller shall, and shall use its best efforts to cause its Subsidiaries whose equity or assets constitute Purchased Assets to:

(i)                                     conduct the Business only in the Ordinary Course of Business (recognizing its current distressed state); and

(ii)                                  use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B)

preserve the present relationships with customers and suppliers of the Business and Seller’s Subsidiaries (recognizing that Seller reserves the right to cause any of its Subsidiaries, other than a Subsidiary the equity or assets of which constitutes a Purchased Asset, to commence a proceeding under the Bankruptcy Code or other applicable state or foreign law); and

(b)                                 Seller shall not, and shall not permit its Subsidiaries whose equity or assets constitute Purchased Assets to, solely as it relates to the Business:

(i)                                     other than in the Ordinary Course of Business, (A) materially increase the annual level of compensation of any director or executive officer of Seller, (B) increase the annual level of compensation payable or to become payable by Seller or any of its Subsidiaries to any such director or executive officer, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any such director or executive officer, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Seller or any of its Subsidiaries is a party or involving any such director or executive officer, except, in each case, as required by applicable Law from time to time in effect or by any existing employee benefit plans;

(ii)                                  make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent tax returns;

(iii)                               subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;

(iv)                              cancel or compromise any material debt or claim or waive or release any material right of Seller or any of its Subsidiaries that constitutes a Purchased Asset except in the Ordinary Course of Business;

(v)                                 [Reserved];

(vi)                              enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(vii)                           other than (A) in the Ordinary Course of Business or (B) secured borrowings from the Federal Reserve Bank under the Primary Dealer Facility, incur any indebtedness for borrowed money, issue any debt securities, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person, in any case that would be related to the Business or constitute an Assumed Liability;

(viii)                        set any record date or payment date for the payment of any dividends on its capital stock or make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

(ix)                                sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any of Purchased Assets (including pursuant to securitizations) to any individual, corporation or other entity or cancel, release or assign any material amount of indebtedness related to the Business to any such person or any claims held by any such person, other than any such transactions as are in the Ordinary Course of Business;

(x)                                   transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any Purchased Intellectual Property, other than grants of non-exclusive licenses pursuant to license agreements entered into in the Ordinary Course of Business;

(xi)                                in connection with the Business, make any investment in, or any acquisition of, any business entity or division, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any property transfers or purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity;

(xii)                             in connection with the Business, conduct its operations or take actions related to trading or credit extension in any manner other than in the Ordinary Course of Business;

(xiii)                          change in any material respect the policies, practices and procedures governing operations of the Business;

(xiv)                         amend or otherwise modify, except in the Ordinary Course of Business, or knowingly violate in any material respect the terms of, any Purchased Contract, or (ii) except as may be required by applicable Law, create or renew any agreement or contract or other binding obligation related to the Business containing (A) any material restriction on the ability of Purchaser to conduct the Business as it is presently being conducted or (B) any material restriction on the ability of Purchaser to engage in any type of activity or business after the Closing;

(xv)                            abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect, or defend, or dispose of, any Purchased Intellectual Property;

(xvi)                         commence or settle any claim, action or proceeding related to the Business, other than settlements resulting solely in the payment of monetary damages in amounts not in excess of $500,000 in the aggregate; or

(xvii)                      agree to do anything prohibited by this Section 8.2.

8.3                                 Consents.  Seller shall use (and shall cause each of its Subsidiaries to use) its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.3(b) hereof; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval.

8.4                                 Regulatory Approvals.

(a)                                  If necessary, Purchaser and Seller shall (a) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or subsidiaries, as applicable, or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 1 Business Day after the date of this Agreement, (b) comply at the earliest practicable date with any request under such Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or subsidiaries, as applicable, from any other Governmental Body in respect of such filings or such transactions, and (c) cooperate with each other in connection with any such filing  and in connection with resolving any investigation or other inquiry of any Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body (other than Purchaser solely with respect to a Governmental Body in the United Kingdom) in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Seller and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be).

(b)                                 Each of Purchaser and Seller shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Seller shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests.

8.5                                 Further Assurances.

(a)                                  Each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)                                 In the event that, for any reason including a determination by a court of competent jurisdiction that any sale, transfer, assignment, conveyance or delivery  contemplated by this Agreement is ineffective or invalid to vest or confirm such title,  any conveyance, assignment, assumption, allocation or other action is necessary or appropriate to vest in or confirm to Purchaser full title to any of the Purchased Assets vested in Purchaser pursuant to Section 2.1, or to cause Purchaser to assume any Liabilities allocated to Purchaser pursuant to Section 2.3, then Seller shall, and shall cause its Subsidiaries to, execute and deliver all such instruments and take all such actions necessary in order to convey, assign or allocate such Purchased Assets or Liabilities to Purchaser.

8.6                                 Confidentiality.

(a)                                  Purchaser acknowledges that the Confidential Information provided to it in connection with this Agreement, including under Section 8.1,  and the consummation of the transactions contemplated hereby, is subject to the terms of the confidentiality agreement between Purchaser and Seller dated September 11, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller and its Subsidiaries shall, other than Purchased Assets, remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.  For purposes of this Section 8.6, “Confidential Information” shall mean any confidential information with respect to, including, methods of operation, customers, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(b)                                 From and after the Closing, Seller shall, and shall cause its Subsidiaries to, use the same efforts to maintain the confidentiality of any proprietary or confidential information regarding the Purchased Intellectual Property as Seller and/or its Subsidiaries used to maintain the confidentiality of such information prior to the Closing.

8.7                                 Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date (or such longer period as may be required by applicable Law) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wishes to destroy such records before or after that time (and such proposed destruction is not in violation of applicable Law), such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

8.8                                 Publicity.  Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that the party intending to make such release shall use its best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.9                                 Trademark License.

(a)                                  From and after the closing Purchaser hereby grants Seller a perpetual, worldwide, nonexclusive, full paid, royalty-free license under the trademarks “LEHMAN” and “LEHMAN BROTHERS,” including any logos containing such names (collectively, the “Licensed Marks”) for any of its existing uses or in connection with the IMD Business and the unwinding of any of its other operations including use in corporate or other entity names. The foregoing license as it relates to the IMD Business shall be assignable by Seller without the need for further consent to a purchaser of all or substantially all of the equity interests in or assets of the IMD Business. Seller shall have the right to sublicense the foregoing license to any of its Subsidiaries and an assignee in connection with a sale of all or substantially all of the IMD Business shall have a right to sublicense such right to any of its Affiliates in connection with the conduct of that business, provided that any such sublicense shall terminate on the date when Seller’s or its assignee’s license terminates. In the remainder of this provision, the licensee or sublicense (Seller or Seller’s assignee or their sublicensees) shall be referred to as “Licensee.” Each Licensee acknowledges Purchaser’s ownership of the Licensed Marks and the validity of the Licensed Marks and shall not register any confusingly similar mark in any jurisdiction. All goodwill arising from use of the Licensed Marks shall inure to Purchaser’s benefit. Each Licensee shall use each Licensed Mark in connection with any markings or other notices as required by law. Purchaser shall have the right to supervise and control  the use of the Licensed Marks by each Licensee, including by reviewing specimens of use of the Licensed Marks, with respect to the nature and quality of the products and services designed, performed, distributed, sold or otherwise commercialized by such Licensee and the materials used to promote such products and services for the purpose of protecting and maintaining the validity of the Licensed Marks and the goodwill associated with the Licensed Marks.  Each Licensee shall at all times use the Licensed Marks only in connection with goods and services of quality at least as high as that offered by Seller and its Affiliates under such marks immediately prior to the Closing. Any use of the Licensed Marks in connection with the IMD Business shall include a disclaimer in a form reasonably acceptable to Purchaser indicating that the IMD Business is not affiliated with Seller. Seller or its assignee shall be responsible for each Licensee’s compliance with the terms of this Section 8.9 and shall be liable to Purchaser for any non-compliance by any such Licensee with any such terms.

(b)                                 Purchaser hereby grants to Seller a perpetual, irrevocable, worldwide, nonexclusive, fully-paid, royalty-free license under all non-Mark Purchased Intellectual Property used in or covering any business of the Seller andor its Affiliates other than the Business in the fields of investment management, investment research, portfolio management and other fields of the IMD Business as well as the unwinding of any of Seller’s other operations, solely for use in connection with such business outside of the Business. The foregoing license as it relates to the IMD Business shall be assignable without the requirement of further consent by Seller in connection with a sale of all or substantially all of the assets of the IMD Business and may be sublicensed to any entity conducting the IMD Business and any successor of the IMD Business and any contractor providing services to such business or successor. The foregoing license shall be under Purchased Intellectual Property acquired by Purchaser hereunder that was previously owned by Seller or its Affiliates as well as Purchased Intellectual Property owned by third parties as to which Purchaser shall have after Closing has the right to grant a sublicense without requirement of additional consent or payment of additional consideration.

8.10                           Use of Purchased Intellectual Property.  Except as permitted under subsection 8.9 above, after the Closing Date, neither the Seller nor any of its Subsidiaries will, directly or indirectly, in any jurisdiction: (i) exploit or make use of, or authorize any third party to exploit or make use of, any of the Purchased Intellectual Property, or any Marks confusingly similar to the Purchased Marks; (ii) attempt to register the Purchased Marks or any mark confusingly similar thereto; or (iii) challenge or otherwise contest the Purchaser’s efforts to register, or enforce its trademark registrations for and trademark rights in, the Purchased Marks or its rights in other Purchased Intellectual Property.

8.11                           Deferred Transfers.

(a)                                  If and to the extent that the allocation to and vesting in Purchaser of any Purchased Assets pursuant to Section 2.1 or otherwise would be a violation of applicable Law or require any Consent or the approval of any Governmental Body or the fulfillment of any condition that cannot be fulfilled by the Purchaser prior to the Closing then, unless the Parties shall otherwise agree, the allocation to and vesting in Purchaser of such Purchased Asset shall, without any further action by any Party, be automatically deferred and any allocation or vesting of such Purchased Asset pursuant to Section 2.1 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such Consents or approvals of Governmental Bodies are obtained, and such conditions are fulfilled.  Any such Purchased Asset shall be deemed a “Deferred Transfer Purchased Asset.”

(b)                                 If and to the extent that the allocation to Purchaser of, and Purchaser’s becoming responsible for, any Assumed Liabilities pursuant to Section 2.3 or otherwise would be a violation of applicable Law or require any Consent or approval of any Governmental Body or the fulfillment of any condition that cannot be fulfilled by Seller prior to the Closing, then, unless the Parties shall otherwise agree, the allocation to Purchaser of, and Purchaser’s becoming responsible for, such Assumed Liability shall, without any further action by any Party, be automatically deferred and any allocation or responsibility for such Assumed Liability pursuant to Section 2.3 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such Consents or approvals of Governmental Bodies are obtained, and such conditions are fulfilled.  Any such Assumed Liability shall be deemed a “Deferred Transfer Assumed Liability.”

(c)                                  With respect to any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability, insofar as it is reasonably possible, (i) Seller shall, and shall cause any applicable Subsidiary to, following the Closing, hold such Deferred Transfer Purchased Asset for the use and benefit of Purchaser and its Subsidiaries (at the expense of Purchaser) and (ii) Purchaser shall, or shall cause its applicable Subsidiary to, pay or reimburse Seller for all amounts paid or incurred in connection with the retention of such Deferred Transfer Assumed Liability.  In addition, Seller shall, and shall cause any applicable Subsidiary to, insofar as reasonably possible and to the extent permitted by applicable Law, hold and treat such Deferred Transfer Purchased Asset in the Ordinary Course of Business in accordance with past practice and take such other actions as may be reasonably requested by Purchaser in order to place Purchaser, insofar as permissible under applicable Law and reasonably possible, in the same position as if such Deferred Transfer Purchased Asset had been transferred to and vested in Purchaser or an applicable Subsidiary at the Closing and so that, to the extent possible, all the benefits and burdens relating to such Deferred Transfer Purchased Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Purchased Asset, are to inure from and after the Closing to Purchaser or its applicable Subsidiary entitled to the receipt of such Deferred Transfer Purchased Asset.

(d)                                 If and when the Consents, approvals of Governmental Bodies and/or conditions, the absence or non-satisfaction of which caused the deferral or transfer of any Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability pursuant to Section 8.12(a), are obtained or satisfied, the transfer, allocation or novation of the applicable Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability shall be effected in accordance with and subject to the terms of this Agreement.

(e)                                  Seller shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by Purchaser, other than reasonable attorney’s fees and recording or similar fees, all of which shall be promptly reimbursed by Purchaser.

(f)                                    For a period of nine months after the Closing Date, subject to reasonable security procedures and giving due regard to regulatory considerations (e.g., segregation) including the right to relocate such employees within the applicable premises, to the extent Excluded Employees occupied real property subject to a Transferred Real Property Lease prior to Closing, such Excluded Employees shall be permitted to continue to occupy and use such real property to the same extent and for the same purposes as such real property was occupied and used by such Excluded Employees prior to the Closing, without charge or consideration.

(g)                                 For a period of nine months after the Closing Date, subject to reasonable security procedures and giving due regard to regulatory considerations (e.g., segregation) including the right to relocate such employees within the applicable premises,  after the Closing, to the extent Transferred Employees occupied real property is not subject to a Transferred Real Property Lease prior to Closing, such Transferred Employees shall be permitted to continue to occupy and use such real property to the same extent and for the same purposes as such real property was occupied and used by such Transferred Employees prior to the Closing, without charge or consideration.

8.12                           Release of Guarantees.  Purchaser shall deliver to the respective beneficiaries of any and all guarantees relating to or arising under any Purchased Contracts, Transferred Real Property Leases or Assumed Liabilities (“Seller Guarantees”) such replacement guarantees from Purchaser and its Affiliates, letters of credit, collateral, or other credit support, as shall be required pursuant and in accordance with any Purchased Contract, Transferred Real Property Leases or Assumed Liability.  In the event that the respective beneficiaries under any of the Seller Guarantees do not agree to release (the “Guarantee Release”) Seller and its Subsidiaries from any and all liability arising thereunder after theClosing, prior to the Closing, then Purchaser shall cause to be delivered to Seller, as beneficiary, at the Closing an indemnification agreement and guarantee, dated and effective as of the Closing Date and in form and substance reasonably satisfactory to Seller and from a creditworthy obligor as shall be satisfactory to Seller (collectively, “Backstop Documents”), pursuant to which Seller and its Affiliates shall, from and after the Closing, be indemnified, reimbursed and held harmless from any and all liabilities, losses, claims, costs and expenses under or arising out of the relevant Seller Guarantee.  From and after the Closing, Purchaser shall not permit any Contract to which a Seller Guarantee relates to be renewed, extended, amended or modified unless the Purchaser obtains and delivers to Seller the related Guarantee Release duly executed by the beneficiaries of the related Seller Guarantee.

8.13                           Transition Services.  The Purchaser and Seller shall use commercially reasonable efforts to enter into a Transition Services Agreement in a form reasonably acceptable to Seller and Purchaser in order for each of Seller and Purchaser to continue to receive the services provided between LBI and LBHI on the Closing Date.

8.14                           Subleases.

(a)                                  For the leased premises located in 555 California Street, San Francisco, CA, Seller shall sublet to Purchaser pursuant to a sublease agreement (the “Seller Sublease”), reasonably acceptable to both Purchaser and Seller and subject to the terms of the applicable underlying lease, a portion of the demised premises in such location subject to the terms of the applicable lease and obtaining the landlord’s consent to the Sublease or Bankruptcy Court approval.  Purchaser shall bear its portion of the occupancy cost for such location based on the relative square footage sublet.  Seller and Purchaser shall enter into the Seller Sublease at Closing to memorialize the provisions of this Section.

(b)                                 For the leased premises located in 125 High Street, Boston, MA, 190 S. LaSalle Street, Chicago, IL and 10250 Constellation Boulevard, Los Angeles, CA Seller shall assume such leases in connection with Seller’s bankruptcy proceedings and assign such leases to Purchaser.  Purchaser shall then sublet to Seller or a designee of Seller, in either event with credit reasonably acceptable to Purchaser, pursuant to three separate subleases (each, a “Purchaser Sublease”, collectively the “Purchaser Sublease”), reasonably acceptable to both Purchaser and Seller and subject in all cases to the terms of the underlying lease, a portion of the demised premises in such locations shall be subject to obtaining the landlord’s consent to each Sublease or Bankruptcy Court approval.  Seller shall bear its portion of the occupancy cost for each such location based on the relative square footage sublet.  Seller and Purchaser shall enter into each Sublease at Closing to memorialize the provisions of this Section.

8.15                           Landlord Notice. Seller shall give notice, on the date hereof , to Rock-Forty-Ninth LLC in accordance with the terms of the 745 Seventh Ground Lease, regarding the transactions contemplated hereunder and shall provide Rock-Forty-Ninth LLC with the appropriate bankruptcy filings in order to provide adequate notice thereof under applicable Law.

8.16                           Artwork. Purchaser shall have the right to possess, for a period of one-year after the closing, all of the artwork at the Seller’s headquarters located at 745 Seventh Avenue, New York, New York. At any time during such period, Purchaser shall have the option to purchase any or all of the artwork for a price equal to its appraised value (as determined by an independent, recognized appraiser). To the extent Purchaser does not exercise such option on any or all of the artwork by the first anniversary of the Closing, the Purchaser shall return such artwork to the Seller.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1                                 Employee Benefits.

(a)                                  Effective as of the Closing Date, Purchaser shall, or shall cause one of Purchaser’s Subsidiaries to, continue to employ (where employment continues or is transferred to Purchaser or a Subsidiary of Purchaser automatically by operation of Law), or offer employment to (where employment does not continue or transfer automatically by operation of Law), each Offeree.  For purposes of this Agreement, the term “Offeree” means each active employee employed primarily in connection with the Business at the Closing, other than such employees who are identified by Purchaser to Seller prior to Closing, such identified persons shall not include any person who is in the targeted population referred to in Section 10.1(b).  Each Offeree who accepts Purchaser’s or one of its subsidiaries’ offer of employment, together with each person whose employment transfers to Purchaser or a subsidiary of Purchaser automatically by operation of law, shall be referred to herein as a “Transferred Employee.”  Each Person who is not a Transferred Employee shall be referred to herein as an “Excluded Employee”.  An Offeree who performs work at his then applicable place of employment on the first Business Day immediately following the Closing shall be deemed for all purposes of this Agreement to have accepted Purchaser’s or one of its subsidiaries’ offer of employment and shall be deemed to be a Transferred Employee for all purposes of this Agreement.

(b)                                 Without limiting any additional rights that each Transferred Employee may have, Purchaser shall, or shall cause its Subsidiaries, for a period commencing at the Closing and ending on December 31, 2008, to provide to each Transferred Employee whose employment is terminated during such period by the Purchaser by reason of a “reduction in force” or a “job elimination” (as those terms are customarily applied in good faith, consistent with past practice) severance payments and benefits at levels that are no less favorable than such levels as the Transferred Employee would have been entitled to receive pursuant to the provisions of the Seller’s severance plans or agreements covering such Transferred Employee as in effect immediately prior to the Closing.  Nothing contained in this Section 9.1 or elsewhere in the Agreement shall be construed to prevent, from and after the Closing, the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any Transferred Employee.

(c)                                  On or after the Closing, Purchaser shall, or shall cause its Subsidiaries to, pay each Transferred Employee an annual bonus (“08 Annual Bonuses”), in respect of the 2008 Fiscal Year that, in the aggregate, are equal in amount to 100 percent of the bonus pool amounts accrued in respect of amounts payable for incentive compensation (but not base salary) and reflected on the financial schedule delivered to Purchaser on September 16, 2008 and initialed by an officer of each of Holdings and Purchaser (the “Accrued 08 FY Liability”).  Such 08 Annual Bonuses shall be awarded on or before March 15, 2009 in such forms and proportions as are consistent with Purchaser’s customary practices, so that the aggregate amount awarded shall equal the Accrued 08 FY Liability.  Any amounts that would have been allocated in respect of any Transferred Employee who voluntarily terminates employment before such award is made shall instead be allocated among the remaining Transferred Employees (who include, for this purpose, those Transferred Employees who are terminated without cause by Purchaser or its affiliates prior to the time the awards are made) (collectively, the “Remaining Transferred Employees”).  However, the Accrued 08 FY Liability shall be reduced if, prior to the time such awards are made, both (x) 10% of the Transferred Employees have voluntarily terminated their employment with the Purchaser and (y) such terminated Transferred Employees would have been expected to receive at least 10% of the 08 Annual Bonuses had no such Transferred Employee’s employment in fact terminated.  In that case, Purchaser may adjust the Accrued 08 FY Liability proportionately from its initial level, in the same proportion as the reduction in Transferred Employees below 90% of the initial number of Transferred Employees compared to 90% of the initial number of Transferred Employees, in a good faith and reasonably equitable manner to account for the Transferred Employees to whom 08 Annual Bonuses will not be payable, and thereby to reduce the aggregate 08 Annual Bonuses.  Any such reduction shall take into account the length of service, seniority within the Business and contribution of the Remaining Transferred Employees, relative to the allocation of the Accrued 08 FY Liability, in accordance with the principles enumerated herein.

ARTICLE X

CONDITIONS TO CLOSING

10.1                           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                  Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the forgoing effect;

(b)                                 at least 70% of the U.S. and Canadian Persons identified by Seller and reasonably accepted by Purchaser, acting in good faith, not later than two Business Days after the date hereof as the targeted population are actively employed in the Business immediately prior to the Closing and as to whom management of Seller has made a good faith assessment that they will continue in employment with the Business as of the Closing Date;

(c)                                  the Bankruptcy Court shall have entered a final order permitting Seller to sell the premises at 745 Seventh Avenue, New York, New York to Purchaser;

(d)                                 the mortgage in favor of the Seller’s Affiliate with respect to the premises at 745 Seventh Avenue, New York, New York shall have been fully repaid and extinguished;

(e)                                  Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(f)                                    Purchaser shall have obtained confirmation from the SEC and CFTC that Purchaser will be eligible, following the Closing, to compute its net capital under Appendix E to SEC Rule 15c3-1 and adjusted net capital in accordance with the provisions of CFTC Rule 1.17(c)(6);

(g)                                 Purchaser shall have obtained from the SEC confirmation reasonably satisfactory to Purchaser regarding (i) the transition period during which Purchaser will be permitted to come into compliance with the consolidated holding company supervisory framework applicable to ultimate holding companies that have a principal regulator under SEC Rule 15c3-1e and g, and (ii) the scope of the deference to be extended by the SEC to the Federal Reserve and/or the home country consolidated supervisor of Purchaser’s ultimate parent company in connection with the SEC’s administration of the framework described in clause (i) of this subsection 10.1(g); and

(h)                                 the Sellers headquarters building at 745 Seventh Avenue, New York, New York shall be substantially habitable.

10.2                           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)                                  Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(b)                                 Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 4.3.

10.3                           Conditions Precedent to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a)                                  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)                                 the Bankruptcy Court shall have entered the Breakup Fee and Competing Bid Order, in form and substance reasonably acceptable to Seller and Purchaser;

(c)                                  the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court;

(d)                                 LBI shall have commenced a case under Chapter 7 of the Bankruptcy Code in the Bankruptcy Court; and

(e)                                  Purchaser shall have obtained regulatory approval under the HSR Act and all other material regulatory, self-regulatory, exchange, clearing organization and governmental approvals, authorizations, waivers and/or licenses required to conduct the transferred Business following the Closing substantially in the manner as it was conducted immediately prior to the Closing and, after giving effect to the Closing (subject to such exceptions as shall not, in the aggregate, be material).

10.4                           Frustration of Closing Conditions.  Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

[RESERVED]

ARTICLE XII

TAXES

12.1                           Transfer Taxes.  Purchaser shall be responsible for (and shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents,

successors and permitted assigns against) any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  Seller shall, however, seek to include in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Bankruptcy Code Section 1146(c).  Seller and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

12.2                           Prorations.  Seller and Purchaser shall enter into customary prorations for the Purchased Assets as of the Closing.

12.3                           Purchase Price Allocation.  Seller and Purchaser shall allocate the purchase price (including the Assumed Liabilities) among the Purchased Assets as specified in Schedule 12.3 and, in accordance with such allocation, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”).  Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation.  The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.

12.4                           Adjustment to Purchase Price.  The parties agree that any payment made under this Article XII shall be treated by such parties as an adjustment to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS

13.1                           Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.2                           Injunctive Relief.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 13.2 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

13.3                           Submission to Jurisdiction; Consent to Service of Process.

(a)                                  Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 13.7 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                                 Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 13.7.

13.4                           Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

13.5                           Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the transition services agreements, the Dip Facility, the Interim Support and Cooperation Agreement, Master Repurchase Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this

Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.6                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

13.7                           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, NY 10019

Facsimile: (646) 758-4226

Attention: Steven Berkenfeld, Esq.

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention:	Thomas Roberts
Michael Lubowitz

and a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: (212) 455-2502
Attention:	John Finley
Andrew Keller

If to Purchaser, to:

Barclays Capital Inc.
200 Park Avenue
New York, NY 10166
Facsimile: (212) 412-7519
Attention:	Jonathan Hughes, Esq.

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Facsimile: (212) 225-3999
Attention:	Victor I. Lewkow
David Leinwand
Duane McLaughlin

and

Sullivan & Cromwell LLP
125 Broad St.
New York, NY 10004
Facsimile: (212) 558-3580
Attention:	Mitchell S. Eitel
Jay Clayton

13.8                           Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.9                           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that Purchaser shall be entitled to assign its rights and obligations in whole or in part to its Affiliates or to designate its rights to acquire any assets hereunder to its Affiliates.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

13.10                     Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner or equityholder of Seller shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.11                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.12                     Scope of Purchased Assets.  This Agreement is not intended to convey and does not convey assets and liabilities from the non-U.S. and non-Canadian operations of Seller.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ Steven Berkenfeld
	Name:	Steven Berkenfeld
	Title:	Vice President

LEHMAN BROTHERS INC.

By:	/s/ Steven Berkenfeld
	Name:	Steven Berkenfeld
	Title:	Vice President

LB 745 LLC

By:	/s/ Paolo Tonucci
	Name:	Paolo Tonucci
	Title:	Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ Gerard LaRocca
	Name:	Gerard LaRocca
	Title:	Chief Executive Officer

Exhibit A

LEHMAN BROTHERS HOLDINGS INC.

By order of the Bankruptcy Court, set forth below are certain matters to be employed with respect to the proposed sale (the “Sale”) of the Purchased Assets of the Debtors as set forth in the Purchase Agreement (as defined below).  On September 16, 2008 the Debtors executed that certain Asset Purchase Agreement (the “Purchase Agreement”) with Barclays Capital, Inc. (the “Purchaser”).  The transaction contemplated by the Purchase Agreement is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court (as defined below) pursuant to sections 105(a), 363 and 365 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), and certain other closing conditions.

On September 17, 2008, the Debtors filed the Sale Motion seeking entry of the Orders: ((I)(A) authorizing a Break-Up Fee and Expense Reimbursement, (B) approving certain matters relating to competing bids, if any, (C) the form and manner of sale notices and (D) a date for the Sale Hearing, and (II) (A) authorizing and approving the Sale of certain of the Debtors’ assets free and clear of all liens, claims and encumbrances, (B) authorizing and approving the assumption and assignment of certain prepetition executory contracts and unexpired leases (the “Contracts”) to the Purchaser or the Successful Bidder(s) and (C) granting related relief.  On September     , 2008, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an Order: (I) authorizing a Break-Up Fee and Expense Reimbursement, (B) approving certain matters relating to competing bids, if any, as set forth in the Purchase Agreement, (C) approving the form and manner of sale notices and (D) fixing a date for the Sale Hearing (such order, the “Break-Up Fee and Competing Bid Order”).  Terms used but not defined herein shall have the meanings ascribed to them in the Break-Up Fee and Competing Bid Order.  The Break-Up Fee and Competing Bid Order set [September     ], 2008 as the date when the Bankruptcy Court will conduct a hearing (the “Sale Hearing”) to authorize the Debtors to enter into the Purchase Agreement.

1.                                       No Competing Bids to be Evaluated by the Debtors Other than Qualified Bids

The Debtors shall not consider or evaluate putative competing bids for the Purchased Assets except in accordance with the provisions set forth below (such bids meeting the criteria set forth herein, “Qualified Bids”).  The manner in which bidders and bids become Qualified Bidders (as defined below) and Qualified Bids, respectively, the provision of confidential information to bidders, the receipt and negotiation of bids received, the ultimate selection of the Successful Bidder(s), and the Bankruptcy Court’s approval thereof (the “Bid Matters”) are discussed below.  In the event that the Debtors and any party disagree as to any Bid Matters, the Bankruptcy Court will have jurisdiction to hear and resolve such dispute.

2.                                       Debtors Shall Not Solicit or Engage In Discussions Regarding Proposals for Competing Transactions

From the date of execution of the Purchase Agreement until the earlier of (i) the Closing and (ii) the termination of the Purchase Agreement in accordance with its terms, none of Debtors, any of the Debtors’ direct or indirect subsidiaries, or any agent or advisor to the Debtors or any of the Debtors’ direct or indirect subsidiaries shall, directly or indirectly, through any officer, director, employee, agent, professional, advisor, other representative (“Representatives”) or otherwise, (A) solicit, initiate, encourage or facilitate any proposal or offer from any Person (other than the Purchaser) relating to any financing, refinancing, acquisition, divestiture, business combination or reorganization or similar transaction involving a material portion the Business, the Purchased Assets or the business, assets or operations of LBI or any of its subsidiaries or the equity securities of LBI or any of its subsidiaries (a “Competing Transaction”), (B) enter into discussions or negotiations regarding a Competing Transaction, (C) furnish any information with respect to, enter into any agreement or understanding with respect to, otherwise assist or participate in, or facilitate in any other manner any Competing Transaction (including, without limitation, executing any confidentiality agreement with any other Person with respect to a Competing Transaction), (D) waive any rights under any existing standstill or waiver agreements, or (E) seek or support Bankruptcy Court approval of a motion regarding bid procedures or expense reimbursement or break up fee for the benefit of any party with respect to a Competing Transaction or take any action inconsistent in any way with the Purchase Agreement or achieving the Closing by 5:00 p.m. (New York time) on September 24, 2008 (any action described in clauses (A) through (E), a “Prohibited Action”).

3.                                       Debtors Permitted to Take Certain Prohibited Actions in Certain Circumstances

Notwithstanding the foregoing provisions of Section 2, in the event Debtors receive an unsolicited bona fide offer or proposal for a Competing Transaction prior to the entry of the Sale Order and Debtors’ Boards of Directors conclude in good faith (after consultation with its outside financial and legal advisors) that such offer or proposal constitutes or is reasonably likely to result in a Superior Proposal, then, prior to the entry of the Sale Order, Debtors may, and may permit their subsidiaries and Representatives to, take any Prohibited Action described in clause (B) or (C) (other than enter into any agreement) of Section 2; provided that (x) prior to providing any nonpublic information permitted to be provided pursuant to this sentence, Debtors shall have entered into a confidentiality agreement with such third party on customary terms and which in any event is no less favorable to Debtors than the Confidentiality Agreement, and (y) concurrently with providing such information, Debtors shall also furnish to Purchaser a copy of any confidential data or information that it is furnishing to any third party pursuant to the Section 3 to the extent not previously furnished to Purchaser.  “Superior Proposal” means any bona fide written proposal or offer with respect to a Competing Transaction made by a Qualified Bidder (A) to acquire, directly or indirectly, 100% of the Business for consideration consisting of cash and/or securities (with a value of at least $1,875,000,000) and the assumption of substantially all liabilities required to be assumed by Purchaser under the Purchase Agreement, and (B) which is otherwise on terms which the Boards of Directors of the Debtors determine in its reasonable good faith judgment (after consultation with its financial advisor and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal or offer, (1) if consummated, would result in a transaction that is more favorable, from a financial point of view, to the Debtors’ stakeholders than the transactions contemplated by the Purchase Agreement and (2) is reasonably capable of being promptly consummated, including with respect to receipt of all required regulatory approvals.  “Qualified Bidder” means a third party that (i) enters into or arranges for one or more credit or liquidity facilities with respect to the obligations of Debtors and the Business that are at least equivalent to the financing facilities to be provided to Debtors and their Affiliates by Purchaser and its Affiliates (which credit or liquidity facilities shall take effect simultaneously with the termination of, and shall supersede, and the proceeds of which shall be used to repay in full, such facilities to be provided by Purchaser and its Affiliates) and (ii) arranges for the termination of any Master Repurchase Agreement, Master Securities Lending Agreement, Master Open Market Agreement or any other financing between any of the Debtors and FRBNY, no later than the opening of business, New York time, on Monday, September 22, 2008 and provides adequate assurance of performance of such obligations in a manner satisfactory to FRBNY.

4.                                       Bidder Required to Provide Certain Information in Connection with Other Competing Bids

Debtors will within 24 hours advise Purchaser orally and in writing following receipt of (1) any offer or proposal for a Competing Transaction or indication by any person that it is considering making an offer or proposal relating to a Competing Transaction, (2) any request for nonpublic information relating to Debtors or its subsidiaries or access to the properties, books or records of Debtors of any of its subsidiaries, other than requests in the ordinary course of business and unrelated to an offer or proposal relating to a Competing Transaction, or (3) any inquiry or request for discussions or negotiations regarding an offer or proposal relating to a Competing Transaction.  Debtors will promptly (within 24 hours) provide Purchaser with a copy (if in writing) and summary of the related material terms of any such offer or proposal or request (including the identity of the person making or considering such offer or proposal or making such request) and will keep Purchaser apprised of any material developments, discussions and negotiations on a reasonably current basis (and in any event within 24 hours).

5.                                       Debtors Obligated to Negotiate

Notwithstanding anything herein to the contrary, prior to entering into an agreement in connection with any Competing Transaction, Debtors shall have provided prior written notice to Purchaser, at least 48 hours in advance (the “Notice Period”), of its intention to take such action with respect to such Competing Transaction, specifying the material terms and conditions of any such Competing Transaction (including the identity of the party proposing to effect such Competing Transaction) and furnishing to Purchaser a copy of the relevant proposed transaction agreements with the party proposing to effect such Competing Transaction and other material documents) and (B) during the Notice Period, and in any event prior to taking such action, Debtors have negotiated, and have caused its financial and legal advisors to negotiate, with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of the Purchase Agreement so that such proposal or offer for a Competing Transaction ceases to constitute a Superior Proposal.

6.                                       Break-Up Fee and Expense Reimbursement

Recognizing the Purchaser’s expenditure of time, energy, and resources, the Debtors have agreed that if the Purchaser is not the Successful Bidder, the Debtors will, in certain circumstances, pay to the Purchaser a fee in the amount of $100,000,000 (the “Break-Up Fee”) and reimbursement for the Purchaser’s expenses (including the fees and expenses of Purchaser’s legal counsel and financial advisors) incurred in connection with the Purchase Agreement, the Sale Motion, Sale Order, and the Bid Matters or the Break-Up Fee and Competing Bid Order and

financings or proposed financings (the “Expense Reimbursement”), subject to the Expense Reimbursement Cap.  The payment of the Break-Up Fee and Expense Reimbursement will be governed by the provisions of the Purchase Agreement and the Break-Up Fee and Competing Bid Order.  Under no circumstances will a break-up fee, expense reimbursement or other similar bid protections be provided by the Debtors to any potential bidder or bidder other than the Purchaser that submits a Qualified Bid.

7.                                       Additional Bids by Qualified Bidders With an Initial Qualified Bid and the Purchaser

With respect to additional bids by the Purchaser and any Qualified Bidder which makes a Qualified Bid, subsequent or otherwise higher or better offers shall be in minimum incremental bids with a purchase price of at least an additional $100 million in cash consideration over the last highest offer, with any subsequent bid increases of bids to be made in minimum increments of at least $100 million in cash consideration.  The Debtors shall notify the Purchaser of the bid and the value of such bid that their Boards of Directors believe to be the highest offer.

8.                                       The Sale Hearing

The Sale Hearing will be held before the Honorable Judge James M. Peck on September 19, 2008 at 11:00 a.m. (New York time) in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, NY.  The Sale Hearing may be adjourned or rescheduled with the consent of the Purchaser without further notice by an announcement of the adjourned date at the Sale Hearing.  If the Debtors do not receive any Qualified Bids (other than the Qualified Bid of the Purchaser), the Debtors will report the same to the Bankruptcy Court at the Sale Hearing and will proceed with a sale of the Purchased Assets to the Purchaser following entry of the Sale Order.